Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:

Quentin McMillan (Investors): quentin.mcmillan@aig.com

Claire Talcott (Media): claire.talcott@aig.com

AIG to Redeem Series A-2 Junior Subordinated Debentures

NEW YORK – May 25, 2022 – American International Group, Inc. (NYSE: AIG) today announced that it will redeem all of its outstanding Series A-2 Junior Subordinated Debentures (Common Code 026874BF3 / ISIN XS0291641420) (the “Debentures”) on June 15, 2022 (the “Redemption Date”). On the Redemption Date, AIG will pay to the registered holders of the Debentures a redemption price equal to 100% of the principal amount of the Debentures, plus accrued and unpaid interest to, but not including, the Redemption Date. As of May 25, 2022, £1,000,000 aggregate principal amount of the Debentures were outstanding.

This press release does not constitute a notice of redemption of the Debentures. Holders of the Debentures should refer to the notice of redemption delivered to the registered holders of the Debentures by The Bank of New York Mellon, the trustee with respect to the Debentures.

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Certain statements in this press release, including those describing the completion of the redemption, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.